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                                                                     EXHIBIT 5.1




                            [Ropes & Gray Letterhead]


                                            October 11, 2000

Charles River Laboratories International, Inc.
251 Ballardvale Street
Wilmington, MA 01887

         Re:  CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 3,073,384 shares of Common Stock, $0.01 par value (the "Shares"), of Charles River Laboratories International, Inc., a Delaware corporation (the "Company").

         We have acted as counsel for the Company and are familiar with the actions taken by the Company in connection with the Company's 1999 Management Incentive Plan, 2000 Incentive Plan and 2000 Director Stock Plan (each a "Plan" and together the "Plans"). For purposes of this opinion, we have examined the Plans and such other documents, records, certificates, and other instruments as we have deemed necessary. We have assumed that the exercise or sale price for each share will be not less than the par value and that at the time of exercise or issuance there will be adequate authorized but unissued Common Stock.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, as and when the Shares are issued and sold and consideration is received therefor by the Company in accordance with the terms of the respective Plans, the Shares will be validly issued, fully paid, and non-assessable.

         We hereby consent to your filing this opinion as an exhibit to the Registration Statement. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                            Very truly yours,

                                            /s/ Ropes & Gray

                                            Ropes & Gray